UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 21, 2008
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation )	File Number)	Identification No.)

400 W. Illinois, Suite 800
Midland, Texas		79701
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (432) 620-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On November 21, 2008, we entered into new employment agreements with two of our executive officers, Charles W. Swift, our Senior Vice President – Operations Support, and Thomas Monroe Patterson, our Senior Vice President – Rig and Truck Operations. These new agreements contain the current base salaries being paid to the executive officers and amend certain provisions relating to severance and other matters in connection with such officers’ promotions to their current positions.
     Pursuant to these agreements, Mr. Swift is entitled to an initial base salary of $250,000 and Mr. Patterson is entitled to an initial base salary of $275,000. Each of Messrs. Swift and Patterson will also be entitled to an annual performance bonus if certain performance criteria are met. Under these employment agreements, the officer is eligible from time to time to receive grants of stock options and other long-term equity incentive compensation under our Third Amended and Restated 2003 Incentive Plan. If the officer’s employment is terminated for certain reasons, he would be entitled to a lump sum severance payment equal to 1.50 times the sum of his base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if the officer’s employment is terminated for certain reasons within the six months preceding or the twelve months following a change of control of our company, he would be entitled to a lump sum severance payment equal to two times the sum of his base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three fiscal years. The officer’s employment agreement also provides for gross up payments to the extent Section 280G of the Internal Revenue Code would apply to such payments as excess “parachute” payments.
     Each officer’s employment agreement is effective through December 31, 2009 and will automatically renew for subsequent one year periods unless notice of termination is properly given by us or the officer. In the event that the officer’s employment agreement is not renewed by us and a new employment agreement has not been entered into, the officer will be entitled to the same severance benefits described above.
     As consideration for us entering into the above employment agreements, Messrs. Swift and Patterson have each agreed in his employment agreement that, for a period of 6 months following the termination of his employment by us without cause or by him for good reason, and for a period of two years following the termination of his employment for retirement or any other reason, he will not, among other things, engage in any business competitive with ours, render services to any entity who is competitive with us or solicit business from certain of our customers or potential customers. These non-competition restrictions shall not apply in the event that such termination is within 12 months of a change in control of our business. Additionally, the officer has agreed not to solicit any of our employees to reduce or adversely affect their employment with us for a period of two years from such officer’s date of termination, for whatever reason. The foregoing description of these employment agreements is qualified in its entirety by reference to the full text of Mr. Swift’s employment agreement and Mr. Patterson’s employment agreement, each of which are attached as exhibits hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Employment Agreement of Charles W. Swift, effective as of November 21, 2008.

10.2	Employment Agreement of Thomas Monroe Patterson, effective as of November 21, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.
Date: November 24, 2008	By:	/s/ Alan Krenek
Alan Krenek
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement of Charles W. Swift, effective as of November 21, 2008.

10.2	Employment Agreement of Thomas Monroe Patterson, effective as of November 21, 2008.